Exhibit 99.1

Corporate Communications
817-967-1577
mediarelations@aa.com
FOR RELEASE: Thursday, Jan. 23, 2020
AMERICAN AIRLINES GROUP REPORTS
FOURTH-QUARTER AND FULL-YEAR 2019 PROFIT
FORT WORTH, Texas –– American Airlines Group Inc. (NASDAQ: AAL) today reported its fourth-quarter and full-year 2019 financial results, including these highlights:

•	Fourth-quarter 2019 earnings were $0.95 per diluted share. Excluding net special items[1], earnings were $1.15 per diluted share, up 19% year over year.

•	Full-year 2019 earnings were $3.79 per diluted share. Excluding net special items[2], earnings were $4.90 per diluted share, up 8% year over year.

•	Accrued $213 million for the company’s profit-sharing program in 2019, including $74 million in the fourth quarter.

•	Returned $1.3 billion to shareholders in the form of dividends and share repurchases in 2019.

“During the fourth quarter, we made important progress to address the issues that impacted our business in 2019, and, thanks to our incredible team, we ended the year with our strongest operational quarter on record,” said American Airlines Chairman and CEO Doug Parker.

“While our results for the quarter reflect this progress, we know there is more work to be done. Looking to 2020, we are focused on three key areas. First, we will continue to deliver operational excellence and build on our strong fourth-quarter results. Our team has done a tremendous job, and we will keep driving improvement in key operational metrics in the year ahead. Second, we will deliver those results while growing where we have a competitive advantage in our most profitable hubs. And third, these initiatives combined with our capital plan will enable us to drive significant free cash flow in 2020 and beyond.”
Fourth-Quarter Revenue and Expenses
Pre-tax earnings were $571 million in the fourth quarter of 2019. Pre-tax earnings excluding net special items for the fourth quarter of 2019 were $679 million, a $90 million increase from the fourth quarter of 2018, or 15.1% year-over-year increase from the same period last year.

American Airlines Group Reports Fourth-Quarter and Full-Year 2019 Profit
January 23, 2020

	GAAP		Non-GAAP[1]		GAAP		Non-GAAP[2]
	4Q19	4Q18	4Q19	4Q18	FY19	FY18	FY19	FY18

Operating income ($ mil)	729	571	876	749	3,065	2,656	3,706	3,449

Pre-tax income ($ mil)	571	394	679	589	2,256	1,884	2,900	2,790
Pre-tax margin	5.0%	3.6%	6.0%	5.4%	4.9%	4.2%	6.3%	6.3%

Net income ($ mil)	414	325	502	448	1,686	1,412	2,179	2,117

Earnings per diluted share	$0.95	$0.70	$1.15	$0.97	$3.79	$3.03	$4.90	$4.55
Continued strength in passenger demand and a record passenger load factor drove a 3.4% year-over-year increase in fourth-quarter 2019 total revenue to a record $11.3 billion. Driven by a 2.4% increase in passenger load factor, passenger revenue per available seat mile (PRASM) grew 0.9% to 14.72 cents, a record for the fourth quarter. Cargo revenue was down 18.3% to $216 million due primarily to a 15.6% decline in cargo volume. Other revenue was up 5.4% to $750 million due primarily to higher loyalty revenue. Fourth-quarter total revenue per available seat mile (TRASM) increased by 0.5% compared to the fourth quarter of 2018 on a 2.9% increase in total available seat miles.
Total fourth-quarter 2019 operating expenses were $10.6 billion, up 2.1% year over year, driven primarily by higher salaries and benefits, maintenance, and regional expenses. Total fourth-quarter 2019 cost per available seat mile (CASM) was 15.06 cents, down 0.8% from fourth-quarter 2018. Excluding fuel and net special items, consolidated fourth-quarter CASM was 11.59 cents, up 2% year over year.1
2020 Priorities
In 2020, American is focused on operational excellence, efficient and profitable growth, and generating significant free cash flow.

•	Operational excellence: Running a reliable operation is a significant driver of customers’ likelihood to recommend and American’s goal is to become customers’ airline of choice.

•	Efficient and profitable growth: Grow in high-revenue markets that produce at or above average unit revenues, largely due to new gates in Dallas/Fort Worth and Charlotte, North Carolina.

•	Generating significant free cash flow[3]: Use free cash flow to naturally de-lever the company’s balance sheet and return capital to American’s shareholders.
Operational Excellence
Over the past several months, American’s operational performance has shown significant improvement, including the company’s best-ever performance for both the holiday peak travel period and the entire fourth quarter of 2019. American achieved record results for combined mainline and regional on-time departures, on-time arrivals and completion factor.
“We are very pleased with the trajectory of our operation and are well on our way to delivering operational excellence,” said American Airlines President Robert Isom. “As we look ahead to 2020, we will continue to strengthen our operation and expect to see continued improvements in our reliability metrics.”

American Airlines Group Reports Fourth-Quarter and Full-Year 2019 Profit
January 23, 2020

Efficient and Profitable Growth
American is committed to growing its network efficiently and profitably. In 2019, the company added 15 new gates at Dallas Fort Worth International Airport. This growth resulted in a 21% increase in city pairs served and strong unit revenue. The company also added four new gates at Charlotte Douglas International Airport, with plans for three additional gates beginning in 2020. In addition, the company expects to upgauge 14 gates at Ronald Reagan Washington National Airport with dual-class regional jets when the new regional concourse opens in 2021.
Significant Free Cash Flow, Share Repurchases, and Dividends
With American’s historic fleet renewal program winding down, the company’s level of capital investment is expected to decline. The company is committed to generating significant free cash flow for its shareholders in 2020 and beyond and presently expects to generate approximately $6 billion in free cash flow3 over the next two years.
In the fourth quarter of 2019, American returned $285 million to shareholders through the repurchase of 9.9 million shares of common stock and also paid $44 million in dividends. As of Dec. 31, 2019, the company had $565 million remaining of its existing $2 billion share repurchase authorization.4 In aggregate, American has returned more than $13.5 billion to shareholders over the past five years through share repurchases and dividends, including $1.3 billion in 2019.
American declared a dividend of $0.10 per share to be paid Feb. 19, 2020, to stockholders of record as of Feb. 5, 2020.
Fleet Update
On March 13, 2019, a directive from the Federal Aviation Administration grounded all U.S.-registered Boeing 737 MAX aircraft. American’s fleet currently includes 24 MAX aircraft with an additional 76 aircraft on order. As a result of this directive, American canceled approximately 10,000 flights in the fourth quarter of 2019.
The company has removed all MAX flying from its flight schedule through June 3, 2020, and will continue to assess this timeline.
Guidance and Investor Update
American expects its first-quarter 2020 pre-tax margin excluding net special items to be approximately flat year over year.5 Based on today’s guidance, the company expects its 2020 diluted earnings per share excluding net special items to be between $4.00 and $6.00.5
For additional financial forecasting detail, please refer to the company’s investor update, furnished with this release with the SEC on Form 8-K. This filing will be available at aa.com/investorrelations.
Conference Call / Webcast Details
The company will conduct a live audio webcast of its earnings call today at 7:30 a.m. CT, which will be available to the public on a listen-only basis at aa.com/investorrelations. An archive of the webcast will be available on the website through Feb. 23.
Notes
See the accompanying notes in the Financial Tables section of this press release for further explanation, including a reconciliation of all GAAP to non-GAAP financial information.

1.
In the fourth quarter of 2019, the company recognized $108 million in net special items before the effect of income taxes. The 2019 fourth quarter mainline operating special items, net principally included $85 million of merger integration expenses and $39 million of fleet restructuring expenses.

American Airlines Group Reports Fourth-Quarter and Full-Year 2019 Profit
January 23, 2020

These were partially offset by nonoperating net special items of $39 million primarily related to mark-to-market net unrealized gains associated with certain equity and other investments.

2.
For the full year 2019, the company recognized $644 million in net special items before the effect of income taxes. Total operating special items totaled a net charge of $641 million, which principally included $271 million of fleet restructuring expenses, a $213 million non-cash impairment charge principally related to the planned retirement of the company's Embraer E190 fleet, and $191 million of merger integration expenses, offset in part by a $53 million credit to reduce certain litigation reserves. The company also recognized $3 million of nonoperating net special items.

3.	Free cash flow is defined as operating cash flow minus total capital expenditures plus proceeds from sale-leaseback transactions.

4.
Share repurchases under the company’s repurchase programs may be made through a variety of methods, which may include open market purchases, privately negotiated transactions, block trades or accelerated share repurchase transactions. Any such repurchases that may be made from time to time will be subject to market and economic conditions, applicable legal requirements and other relevant factors. The company is not obligated to repurchase any specific number of shares and its repurchase of AAG common stock may be limited, suspended or discontinued at any time at its discretion and without prior notice.

5.	American is unable to reconcile certain forward-looking projections to GAAP, as the nature or amount of special items cannot be determined at this time.
About American Airlines Group
American Airlines offers customers 6,800 daily flights to more than 365 destinations in 61 countries from its hubs in Charlotte, Chicago, Dallas-Fort Worth, Los Angeles, Miami, New York, Philadelphia, Phoenix and Washington, D.C. With a shared purpose of caring for people on life's journey, American's 130,000 global team members serve more than 200 million customers annually. Since 2013, American has invested more than $30 billion in its product and people and now flies the youngest fleet among U.S. network carriers, equipped with industry-leading high-speed Wi-Fi, lie-flat seats, and more inflight entertainment and access to power. American also has enhanced food and beverage options in the air and on the ground in its world-class Admirals Club and Flagship lounges. American was recently named a Five Star Global Airline by the Airline Passenger Experience Association and Airline of the Year by Air Transport World. American is a founding member of oneworld®, whose members serve 1,100 destinations in 180 countries and territories. Shares of American Airlines Group Inc. trade on Nasdaq under the ticker symbol AAL and the company's stock is included in the S&P 500. Learn more about what's happening at American by visiting news.aa.com and connect with American on Twitter @AmericanAir and at Facebook.com/AmericanAirlines.

American Airlines Group Reports Fourth-Quarter and Full-Year 2019 Profit
January 23, 2020

Cautionary Statement Regarding Forward-Looking Statements and Information
Certain of the statements contained in this report should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended (the Securities Act), the Securities Exchange Act of 1934, as amended (the Exchange Act), and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about our plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on our current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2019 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors), and other risks and uncertainties listed from time to time in our other filings with the Securities and Exchange Commission. There may be other factors of which we are not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. We do not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

American Airlines Group Reports Fourth-Quarter and Full-Year 2019 Profit
January 23, 2020

American Airlines Group Inc.
Condensed Consolidated Statements of Operations
(In millions, except share and per share amounts)
(Unaudited)

	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
	2019	2018		2019	2018
Operating revenues:
Passenger	$10,347	$9,962	3.9	$42,010	$40,676	3.3
Cargo	216	264	(18.3)	863	1,013	(14.8)
Other	750	712	5.4	2,895	2,852	1.5
Total operating revenues	11,313	10,938	3.4	45,768	44,541	2.8
Operating expenses:
Aircraft fuel and related taxes	1,816	1,953	(7.0)	7,526	8,053	(6.5)
Salaries, wages and benefits	3,100	3,007	3.0	12,609	12,251	2.9
Regional expenses:
Fuel	475	474	0.2	1,869	1,843	1.4
Depreciation and amortization	90	77	15.9	336	318	5.5
Other	1,355	1,259	7.7	5,296	4,972	6.5
Maintenance, materials and repairs	635	550	15.3	2,380	2,050	16.1
Other rent and landing fees	487	437	11.6	2,055	1,900	8.2
Aircraft rent	330	326	1.4	1,326	1,264	4.9
Selling expenses	407	383	6.2	1,602	1,520	5.4
Depreciation and amortization	513	474	8.4	1,982	1,839	7.7
Special items, net	147	173	(14.5)	635	787	(19.4)
Other	1,229	1,254	(2.0)	5,087	5,088	—
Total operating expenses	10,584	10,367	2.1	42,703	41,885	2.0
Operating income	729	571	27.6	3,065	2,656	15.4
Nonoperating income (expense):
Interest income	24	34	(29.4)	127	118	7.1
Interest expense, net	(265)	(270)	(1.0)	(1,095)	(1,056)	3.7
Other income, net	83	59	43.5	159	166	(3.8)
Total nonoperating expense, net	(158)	(177)	(10.2)	(809)	(772)	4.8
Income before income taxes	571	394	44.4	2,256	1,884	19.7
Income tax provision	157	69	nm	570	472	20.7
Net income	$414	$325	27.5	$1,686	$1,412	19.4

Earnings per common share:
Basic	$0.95	$0.71		$3.80	$3.04
Diluted	$0.95	$0.70		$3.79	$3.03
Weighted average shares outstanding (in thousands):
Basic	434,578	460,589		443,363	464,236
Diluted	435,659	461,915		444,269	465,660

Note: Percent change may not recalculate due to rounding.

American Airlines Group Reports Fourth-Quarter and Full-Year 2019 Profit
January 23, 2020

American Airlines Group Inc.
Consolidated Operating Statistics
(Unaudited)

	3 Months Ended December 31,		Change		12 Months Ended December 31,		Change
	2019	2018			2019	2018
Mainline
Revenue passenger miles (millions)	51,675	49,143	5.2%		212,859	205,451	3.6%
Available seat miles (ASM) (millions)	60,985	59,852	1.9%		248,833	248,562	0.1%
Passenger load factor (percent)	84.7	82.1	2.6	pts	85.5	82.7	2.8	pts
Passenger enplanements (thousands)	38,757	36,581	5.9%		155,821	148,228	5.1%
Departures (thousands)	279	273	2.3%		1,115	1,098	1.6%
Aircraft at end of period	942	956	(1.5)%		942	956	(1.5)%
Block hours (thousands)	847	846	0.1%		3,456	3,493	(1.1)%
Average stage length (miles)	1,177	1,198	(1.8)%		1,202	1,236	(2.7)%
Fuel consumption (gallons in millions)	895	877	2.0%		3,667	3,644	0.6%
Average aircraft fuel price including related taxes (dollars per gallon)	2.03	2.23	(8.9)%		2.05	2.21	(7.1)%
Full-time equivalent employees at end of period	104,200	102,900	1.3%		104,200	102,900	1.3%

Regional (1)
Revenue passenger miles (millions)	7,242	6,427	12.7%		28,393	25,709	10.4%
Available seat miles (millions)	9,287	8,446	10.0%		36,255	33,492	8.3%
Passenger load factor (percent)	78.0	76.1	1.9	pts	78.3	76.8	1.5	pts
Passenger enplanements (thousands)	15,096	13,902	8.6%		59,361	55,517	6.9%
Aircraft at end of period	605	595	1.7%		605	595	1.7%
Fuel consumption (gallons in millions)	222	203	9.3%		870	803	8.3%
Average aircraft fuel price including related taxes (dollars per gallon)	2.14	2.34	(8.4)%		2.15	2.30	(6.4)%
Full-time equivalent employees at end of period (2)	29,500	26,000	13.5%		29,500	26,000	13.5%

Total Mainline & Regional
Revenue passenger miles (millions)	58,917	55,570	6.0%		241,252	231,160	4.4%
Available seat miles (millions)	70,272	68,298	2.9%		285,088	282,054	1.1%
Passenger load factor (percent)	83.8	81.4	2.4	pts	84.6	82.0	2.6	pts
Yield (cents)	17.56	17.93	(2.0)%		17.41	17.60	(1.0)%
Passenger revenue per ASM (cents)	14.72	14.59	0.9%		14.74	14.42	2.2%
Total revenue per ASM (cents)	16.10	16.02	0.5%		16.05	15.79	1.7%
Cargo ton miles (millions)	599	710	(15.6)%		2,489	2,908	(14.4)%
Cargo yield per ton mile (cents)	36.03	37.25	(3.3)%		34.67	34.81	(0.4)%

Passenger enplanements (thousands)	53,853	50,483	6.7%		215,182	203,745	5.6%
Aircraft at end of period (3)	1,547	1,551	(0.3)%		1,547	1,551	(0.3)%
Fuel consumption (gallons in millions)	1,117	1,080	3.4%		4,537	4,447	2.0%
Average aircraft fuel price including related taxes (dollars per gallon)	2.05	2.25	(8.7)%		2.07	2.23	(6.9)%
Full-time equivalent employees at end of period	133,700	128,900	3.7%		133,700	128,900	3.7%

Operating cost per ASM (cents)	15.06	15.18	(0.8)%		14.98	14.85	0.9%
Operating cost per ASM excluding net special items (cents)	14.85	14.92	(0.5)%		14.75	14.57	1.3%
Operating cost per ASM excluding net special items and fuel (cents)	11.59	11.37	2.0%		11.46	11.06	3.6%

(1)	Regional includes wholly-owned regional airline subsidiaries and operating results from capacity purchase carriers.

(2)	Regional full-time equivalent employees only include our wholly-owned regional airline subsidiaries.

(3)
Includes aircraft owned and leased by American as well as aircraft operated by third-party regional carriers under capacity purchase agreements. Excludes 12 Embraer 140 regional aircraft that are in temporary storage.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth-Quarter and Full-Year 2019 Profit
January 23, 2020

American Airlines Group Inc.
Consolidated Revenue Statistics by Region
(Unaudited)

	3 Months Ended December 31,				12 Months Ended December 31,
	2019	2018	Change		2019	2018	Change
Domestic (1)
Revenue passenger miles (millions)	40,436	38,096	6.1%		161,580	154,746	4.4%
Available seat miles (ASM) (millions)	48,068	45,932	4.7%		189,221	184,901	2.3%
Passenger load factor (percent)	84.1	82.9	1.2	pts	85.4	83.7	1.7	pts
Passenger revenue (dollars in millions)	7,833	7,502	4.4%		30,881	29,573	4.4%
Yield (cents)	19.37	19.69	(1.6)%		19.11	19.11	—
Passenger revenue per ASM (cents)	16.30	16.33	(0.2)%		16.32	15.99	2.0%

Latin America (2)
Revenue passenger miles (millions)	7,235	7,229	0.1%		31,029	30,628	1.3%
Available seat miles (millions)	8,476	9,085	(6.7)%		36,653	38,493	(4.8)%
Passenger load factor (percent)	85.4	79.6	5.8	pts	84.7	79.6	5.1	pts
Passenger revenue (dollars in millions)	1,218	1,186	2.6%		5,047	5,125	(1.5)%
Yield (cents)	16.83	16.41	2.6%		16.27	16.73	(2.8)%
Passenger revenue per ASM (cents)	14.37	13.06	10.0%		13.77	13.31	3.4%

Atlantic
Revenue passenger miles (millions)	7,639	6,652	14.8%		34,152	30,282	12.8%
Available seat miles (millions)	9,372	8,624	8.7%		42,010	39,178	7.2%
Passenger load factor (percent)	81.5	77.1	4.4	pts	81.3	77.3	4.0	pts
Passenger revenue (dollars in millions)	947	905	4.6%		4,624	4,376	5.7%
Yield (cents)	12.40	13.61	(8.9)%		13.54	14.45	(6.3)%
Passenger revenue per ASM (cents)	10.11	10.50	(3.7)%		11.01	11.17	(1.5)%

Pacific
Revenue passenger miles (millions)	3,607	3,593	0.4%		14,491	15,504	(6.5)%
Available seat miles (millions)	4,356	4,657	(6.5)%		17,204	19,482	(11.7)%
Passenger load factor (percent)	82.8	77.1	5.7	pts	84.2	79.6	4.6	pts
Passenger revenue (dollars in millions)	349	369	(5.3)%		1,458	1,602	(9.0)%
Yield (cents)	9.68	10.26	(5.7)%		10.06	10.33	(2.6)%
Passenger revenue per ASM (cents)	8.02	7.92	1.3%		8.47	8.22	3.1%

Total International
Revenue passenger miles (millions)	18,481	17,474	5.8%		79,672	76,414	4.3%
Available seat miles (millions)	22,204	22,366	(0.7)%		95,867	97,153	(1.3)%
Passenger load factor (percent)	83.2	78.1	5.1	pts	83.1	78.7	4.4	pts
Passenger revenue (dollars in millions)	2,514	2,460	2.2%		11,129	11,103	0.2%
Yield (cents)	13.60	14.08	(3.4)%		13.97	14.53	(3.9)%
Passenger revenue per ASM (cents)	11.32	11.00	2.9%		11.61	11.43	1.6%

(1)	Domestic results include Canada, Puerto Rico and U.S. Virgin Islands.

(2)	Latin America results include the Caribbean.

Note: Amounts may not recalculate due to rounding.

American Airlines Group Reports Fourth-Quarter and Full-Year 2019 Profit
January 23, 2020

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information
American Airlines Group Inc. (the company) sometimes uses financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis.
The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

•	Pre-Tax Income (GAAP measure) to Pre-Tax Income Excluding Net Special Items (non-GAAP measure)

•	Pre-Tax Margin (GAAP measure) to Pre-Tax Margin Excluding Net Special Items (non-GAAP measure)

•	Net Income (GAAP measure) to Net Income Excluding Net Special Items (non-GAAP measure)

•	Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings Per Share Excluding Net Special Items (non-GAAP measure)

•	Operating Income (GAAP measure) to Operating Income Excluding Net Special Items (non-GAAP measure)
Management uses these non-GAAP financial measures to evaluate the company's current operating performance and to allow for period-to-period comparisons. As net special items may vary from period-to-period in nature and amount, the adjustment to exclude net special items allows management an additional tool to understand the company’s core operating performance.
Additionally, the tables below present the reconciliations of total operating costs (GAAP measure) to total operating costs excluding net special items and fuel (non-GAAP measure). Management uses total operating costs excluding net special items and fuel to evaluate the company's current operating performance and for period-to-period comparisons. The price of fuel, over which the company has no control, impacts the comparability of period-to-period financial performance. The adjustment to exclude aircraft fuel and net special items allows management an additional tool to understand and analyze the company’s non-fuel costs and core operating performance.

Reconciliation of Pre-Tax Income Excluding Net Special Items	3 Months Ended December 31,		Percent Change	12 Months Ended December 31,		Percent Change
	2019	2018		2019	2018
	(in millions, except per share amounts)			(in millions, except per share amounts)
Pre-tax income as reported	$571	$394		$2,256	$1,884
Pre-tax net special items:
Mainline operating special items, net (1)	147	173		635	787
Regional operating special items, net	—	5		6	6
Nonoperating special items, net (2)	(39)	17		3	113
Total pre-tax net special items	108	195		644	906
Pre-tax income excluding net special items	$679	$589	15.1%	$2,900	$2,790	3.9%

Calculation of Pre-Tax Margin
Pre-tax income as reported	$571	$394		$2,256	$1,884
Total operating revenues as reported	$11,313	$10,938		$45,768	$44,541
Pre-tax margin	5.0%	3.6%		4.9%	4.2%

Calculation of Pre-Tax Margin Excluding Net Special Items
Pre-tax income excluding net special items	$679	$589		$2,900	$2,790
Total operating revenues as reported	$11,313	$10,938		$45,768	$44,541
Pre-tax margin excluding net special items	6.0%	5.4%		6.3%	6.3%

Reconciliation of Net Income Excluding Net Special Items
Net income as reported	$414	$325		$1,686	$1,412
Net special items:
Total pre-tax net special items (1), (2)	108	195		644	906
Income tax special items, net (3)	—	(22)		—	18
Net tax effect of net special items	(20)	(50)		(151)	(219)
Net income excluding net special items	$502	$448	12.2%	$2,179	$2,117	2.9%

Reconciliation of Basic and Diluted Earnings Per Share Excluding Net Special Items
Net income excluding net special items	$502	$448		$2,179	$2,117
Shares used for computation (in thousands):
Basic	434,578	460,589		443,363	464,236
Diluted	435,659	461,915		444,269	465,660
Earnings per share excluding net special items:
Basic	$1.15	$0.97		$4.91	$4.56
Diluted	$1.15	$0.97		$4.90	$4.55

American Airlines Group Reports Fourth-Quarter and Full-Year 2019 Profit
January 23, 2020

Reconciliation of Operating Income Excluding Net Special Items	3 Months Ended December 31,		12 Months Ended December 31,
	2019	2018	2019	2018
	(in millions)		(in millions)
Operating income as reported	$729	$571	$3,065	$2,656
Operating net special items:
Mainline operating special items, net (1)	147	173	635	787
Regional operating special items, net	—	5	6	6
Operating income excluding net special items	$876	$749	$3,706	$3,449

Reconciliation of Total Operating Cost per ASM Excluding Net Special Items and Fuel
Total operating expenses as reported	$10,584	$10,367	$42,703	$41,885
Operating net special items:
Mainline operating special items, net (1)	(147)	(173)	(635)	(787)
Regional operating special items, net	—	(5)	(6)	(6)
Total operating expenses, excluding net special items	10,437	10,189	42,062	41,092
Fuel:
Aircraft fuel and related taxes - mainline	(1,816)	(1,953)	(7,526)	(8,053)
Aircraft fuel and related taxes - regional	(475)	(474)	(1,869)	(1,843)
Total operating expenses, excluding net special items and fuel	$8,146	$7,762	$32,667	$31,196
	(in cents)		(in cents)
Total operating expenses per ASM as reported	15.06	15.18	14.98	14.85
Operating net special items per ASM:
Mainline operating special items, net (1)	(0.21)	(0.25)	(0.22)	(0.28)
Regional operating special items, net	—	(0.01)	—	—
Total operating expenses per ASM, excluding net special items	14.85	14.92	14.75	14.57
Fuel per ASM:
Aircraft fuel and related taxes - mainline	(2.58)	(2.86)	(2.64)	(2.86)
Aircraft fuel and related taxes - regional	(0.68)	(0.69)	(0.66)	(0.65)
Total operating expenses per ASM, excluding net special items and fuel	11.59	11.37	11.46	11.06
Note: Amounts may not recalculate due to rounding.
FOOTNOTES:

(1)
The 2019 fourth quarter mainline operating special items, net principally included $85 million of merger integration expenses and $39 million of fleet restructuring expenses. The 2019 twelve month period mainline operating special items, net principally included $271 million of fleet restructuring expenses, a $213 million non-cash impairment charge principally related to the planned retirement of the company's Embraer E190 fleet and $191 million of merger integration expenses, offset in part by a $53 million credit to reduce certain litigation reserves.

The 2018 fourth quarter mainline operating special items, net principally included $94 million of fleet restructuring expenses, $81 million of merger integration expenses, $37 million in severance costs associated with reductions of management and support staff team members, offset in part by a $37 million net credit resulting from mark-to-market adjustments on bankruptcy obligations. The 2018 twelve month period mainline operating special items, net principally included $422 million of fleet restructuring expenses, $268 million of merger integration expenses, $58 million in severance costs as described above, a $45 million litigation settlement, a $26 million non-cash charge to write off the company's Brazil route authority intangible asset as a result of the U.S.-Brazil open skies agreement, offset in part by a $76 million net credit resulting from mark-to-market adjustments on bankruptcy obligations.
Fleet restructuring expenses principally included accelerated depreciation and rent expense for aircraft and related equipment grounded or expected to be grounded earlier than planned. Merger integration expenses included costs associated with integration projects, principally the company's technical operations, flight attendant, human resources and payroll systems.

(2)	Principally included mark-to-market net unrealized gains and losses associated with certain equity and other investments.

(3)
The 2018 fourth quarter income tax special credit of $22 million was the result of the reversal of the valuation allowance previously recognized in the 2018 first quarter related to the company's estimated refund for Alternative Minimum Tax (AMT) credits, which was no longer subject to sequestration. The 2018 twelve month period income tax special charge of $18 million is related to an international income tax matter.

American Airlines Group Reports Fourth-Quarter and Full-Year 2019 Profit
January 23, 2020

American Airlines Group Inc.
Condensed Consolidated Balance Sheets
(In millions)

	December 31, 2019	December 31, 2018
	(unaudited)
Assets
Current assets
Cash	$280	$275
Short-term investments	3,546	4,485
Restricted cash and short-term investments	158	154
Accounts receivable, net	1,750	1,706
Aircraft fuel, spare parts and supplies, net	1,851	1,522
Prepaid expenses and other	621	495
Total current assets	8,206	8,637

Operating property and equipment
Flight equipment	42,537	41,499
Ground property and equipment	9,443	8,764
Equipment purchase deposits	1,674	1,278
Total property and equipment, at cost	53,654	51,541
Less accumulated depreciation and amortization	(18,659)	(17,443)
Total property and equipment, net	34,995	34,098

Operating lease right-of-use assets	8,737	9,151

Other assets
Goodwill	4,091	4,091
Intangibles, net	2,084	2,137
Deferred tax asset	645	1,145
Other assets	1,237	1,321
Total other assets	8,057	8,694
Total assets	$59,995	$60,580

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities
Current maturities of long-term debt and finance leases	$2,861	$3,294
Accounts payable	2,062	1,773
Accrued salaries and wages	1,541	1,427
Air traffic liability	4,808	4,339
Loyalty program liability	3,193	3,267
Operating lease liabilities	1,708	1,654
Other accrued liabilities	2,138	2,342
Total current liabilities	18,311	18,096

Noncurrent liabilities
Long-term debt and finance leases, net of current maturities	21,454	21,179
Pension and postretirement benefits	6,052	6,907
Loyalty program liability	5,422	5,272
Operating lease liabilities	7,421	7,902
Other liabilities	1,453	1,393
Total noncurrent liabilities	41,802	42,653

Stockholders' equity (deficit)
Common stock	4	5
Additional paid-in capital	3,945	4,964
Accumulated other comprehensive loss	(6,331)	(5,896)
Retained earnings	2,264	758
Total stockholders' deficit	(118)	(169)
Total liabilities and stockholders’ equity (deficit)	$59,995	$60,580